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CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Statements" in Post-Effective Amendment No. 13 to the Registration Statement (Form N-4
No. 33-51126) and Amendment No. 14 to the Registration Statement (Form N-4
No. 811-7132) and related Prospectuses of Separate Account II of National Integrity Life Insurance Company and to the use of our reports dated (a)
April 6, 2001, with respect to the statutory basis financial statements of National Integrity Life Insurance Company, and (b) dated April 24, 2001, with respect to the financial statements of Separate Account II of National Integrity Life Insurance Company, both included in the Registration Statement (Form N-4) for 2000 filed with the Securities and Exchange Commission.




                                                       /s/ Ernst & Young LLP

Cincinnati, Ohio
April 24, 2001